Exhibit 99.1

News Release

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

PublicStorage.com

For Release:	Immediately
Date:	September 2, 2021
Contact:	Ryan Burke
(818) 244-8080, Ext. 1141

Public Storage Prices Public Offering of Euro-Denominated Senior Notes

GLENDALE, Calif. — Tom Boyle, Senior Vice President and Chief Financial Officer of Public Storage (NYSE:PSA, the “Company”), announced today that the Company has priced a public offering of €700 million aggregate principal amount of Senior Notes due 2030 (the “Notes”). The Notes will bear interest at an annual rate of 0.500%, will be issued at 99.388% of par value and will mature on September 9, 2030. Interest on the Notes is payable annually on September 9 of each year, commencing September 9, 2022. The offering is expected to close on September 9, 2021, subject to customary closing conditions. The Company expects to use the net proceeds to make investments in self-storage facilities and in entities that own self-storage facilities, for the development of self-storage facilities, and for general corporate purposes.

The issuance reflects continuing execution of Public Storage’s strategy to pair euro-denominated senior notes with its 35% common equity interest in Shurgard Self-Storage SA (Euronext Brussels:SHUR), which owned 243 self-storage facilities located in seven Western European nations at June 30, 2021. Since 2015, Public Storage has issued $5.8 billion of unsecured notes at a 1.7% average rate to fund its strategic growth along with free cash flow.

Merrill Lynch International, Morgan Stanley & Co. International plc and UBS AG London Branch acted as joint book-running managers of the offering. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy these securities nor shall there be any offer or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) and only by means of a prospectus and prospectus supplement. Investors may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus and prospectus supplement may be obtained by contacting: Merrill Lynch International, 1-800-294-1322; Morgan Stanley & Co. International plc, 25 Cabot Square, Canary Wharf, London E14 4QA, Attention: MS Prospectus Delivery, telephone: 020-7677-7799 or email: prospectus@morganstanley.com; or UBS AG London Branch, 5 Broadgate, London EC2M 2QS, Attention: MTN Desk, telephone: +44 20 7567 2477 or email: ol-emtndesk-london@ubs.com.

Company Information

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities. At June 30, 2021, we had: (i) interests in 2,649 self-storage facilities located in 39 states with approximately 184 million net rentable square feet in the United States, (ii) an approximate 35% common equity interest in Shurgard Self-Storage SA (Euronext Brussels:SHUR) which owned 243 self-storage facilities located in seven Western European nations with approximately 13 million net rentable square feet operated under the “Shurgard” brand and (iii) an approximate 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 28 million rentable square feet of commercial space at June 30, 2021. Our headquarters are located in Glendale, California.

Forward-Looking Statements

When used within this press release, the words “expects,” “believes,” “anticipates,” “plans,” “would,” “should,” “may,” “estimates” and similar expressions are intended to identify “forward-looking statements,” including but not limited to, statements about the completion, timing and size of the proposed offering of securities by the Company and the use of net proceeds of such offering. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results to be materially different from those expressed or implied in the forward-looking statements. Such factors include market conditions and the demand for the Company’s securities and risks detailed in the Company’s prospectus and prospectus supplement filed with the SEC in connection with this offering and in the Company’s SEC reports, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as required by law.

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